Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 16, 2020, with respect to the consolidated financial statements of Empire Petroleum Partners, LLC included in the Registration Statement and Prospectus of ARKO Corp., which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ Grant Thornton LLP

Dallas, Texas

December 14, 2021